BEAR STEARNS AND CITIC SECURITIES TO FORM COMPREHENSIVE STRATEGIC ALLIANCE

Includes Collaboration in China, Exclusive Joint Venture for Rest of Asia, and

$1 Billion Cross-Investments

NEW YORK and BEIJING, October 22, 2007 — The Bear Stearns Companies Inc. (NYSE:BSC) and CITIC Securities Co., Limited (SSE:600030), with unanimous approval from their respective Boards of Directors, today announced an agreement in principle to establish a comprehensive strategic alliance. This alliance will include sharing management expertise and technology to develop new capital markets products and businesses in China, establishing an exclusive joint venture combining the existing businesses of both companies in the rest of Asia, and cross-investments of approximately $1 billion in each firm by the other. The alliance will bring together Bear Stearns’ capital markets expertise globally and market leading analytics with CITIC Securities’ vast resources and extensive business network to better serve clients worldwide.

The strategic alliance between Bear Stearns and CITIC Securities will include broad collaboration in the People’s Republic of China. The companies will work together to develop new financial products and services to meet the evolving needs of the Chinese market.

In addition, Bear Stearns and CITIC Securities will form a new Hong Kong-based company which will offer a broad range of capital markets services on a pan-Asian basis. To form the new company, Bear Stearns will contribute its businesses in Asia, including its operations in Hong Kong, Tokyo and Singapore, and CITIC Securities will contribute its operations in Hong Kong, CITIC Securities International Company Limited, and pay Bear Stearns financial consideration. Each party will have a 50% share of the joint venture.

The joint venture will provide a wide range of capital markets services, including cross-border mergers and acquisitions advisory, international equity and fixed income capital markets with a particular focus on international offerings of Chinese companies, venture capital and private equity, asset management, and equity and fixed income services. The joint venture will serve as a conduit for international companies seeking access to Asian capital markets and for Chinese entrepreneurs, corporations and state-owned enterprises looking to access capital or invest outside of the region.

Under the agreement, subject to regulatory approval, CITIC Securities will acquire approximately $1 billion of 40 year convertible trust preferred securities that will convert, on a fully diluted basis, to approximately 6% of Bear Stearns’ shares. The conversion price of the trust preferred security will be the average closing price of Bear Stearns’ shares for the five trading days including and prior to October 19, 2007. CITIC Securities could potentially increase their total diluted shareholding in Bear Stearns up to 9.9%. Bear Stearns will seek regulatory approval with China to acquire a similar stake in CITIC Securities for about $1 billion through a six year convertible debt security and five year options to acquire additional shares. The conversion price for the debt and options will be the average closing price of CITIC Securities’ shares for the five trading days including and prior to October 19, 2007.

As the strategic alliance moves forward, it is envisioned that each company will have representation on the other’s Board of Directors.

Wang Dongming, Chairman of CITIC Securities said, “As a leading Wall Street investment bank with a 84 year history, we believe that Bear Stearns is the ideal firm for us to partner with based on its client-focused culture, sophisticated analytical systems and deep capital market expertise. This alliance will enable us to build out our existing business and provide new financial products and services to our domestic clients. At the same time this partnership will improve our clients’ access to global investment opportunities. We look forward to working effectively with Jimmy Cayne and Bear Stearns’ talented management team and employees in the years ahead.”

James E. Cayne, chairman and chief executive officer of Bear Stearns, said, “This groundbreaking alliance will give Bear Stearns a unique footprint in one of the world’s fastest-growing economies through a strategic partnership with a premier market leader. We are confident that combining our operations in Asia with CITIC Securities will greatly benefit Bear Stearns’ global client base and generate substantial new revenues and growth opportunities for the firm over the long term. Looking forward, partnering with CITIC Securities in the dynamic Asian market will also create enhanced opportunities for our employees. We could not be more pleased to be associated with such a talented and experienced group of people led by Chairman Kong Dan of CITIC Group, President Chang Zhen Ming of CITIC Group, and Chairman Wang Dongming of CITIC Securities.”

Bear Stearns and CITIC Securities have agreed to negotiate with each other on an exclusive basis. The proposed transactions are subject to the negotiation of definitive agreements, the approval of the definitive agreements by the respective boards of directors of Bear Stearns and CITIC Securities and various governmental and regulatory approvals. There can be no assurance that Bear Stearns and CITIC Securities will be able to successfully complete negotiations or consummate the transactions.

About Bear Stearns

Founded in 1923, Bear Stearns (NYSE: BSC) is a leading financial services firm serving governments, corporations, institutions and individuals worldwide. The Company’s core business lines include institutional equities, fixed income, investment banking, global clearing services, asset management, and private client services. Headquartered in New York City, the company has approximately 15,000 employees worldwide. For additional information about Bear Stearns, please visit the firm’s Web site at bearstearns.com.

About CITIC Securities

CITIC Securities Co., Limited (SSE:600030) is a leading securities services firm in China. The Company’s main business lines include securities brokerage, investment banking and asset management. CITIC Group is the largest shareholder of CITIC Securities. CITIC Group is one of the largest government-owned multinational conglomerates in China. CITIC Securities seeks to provide domestic and overseas clients comprehensive financial services in cooperation with CITIC International Financial Holdings Ltd. In 2005, the Company was awarded “Best Securities Company in mainland China” by New Fortune Magazine, and has been honored by Asia Money magazine as China’s Best Bond House and China’s Best Equity House. For additional information about CITIC Securities, please visit the firm’s Web site at www.cs.ecitic.com.

Forward Looking Statements

Certain statements contained in this discussion are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. For a discussion of the risks and uncertainties that may affect the Company’s future results, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Management” in the Company’s 2006 Annual Report to Stockholders, and similar sections of the Company's quarterly reports on Form 10-Q, which have been filed with the Securities and Exchange Commission.

Media Contacts

Bear Stearns:

Elizabeth Ventura

+ 212 272 9251

eventura@bear.com

Russell Sherman

+ 212 272 5219

rsherman@bear.com

Philip Lisio

Ogilvy Public Relations Worldwide (Beijing)

+86 10 8520 6505

philip.lisio@ogilvy.com

CITIC Securities:

Raymond Tang

+ 86 10 8458 8490

tzq@citics.com